CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated December 31, 2010 on the annual performance results of the D.F. Dent and Company, Inc Mid Cap Composite.

/s/ Mel Ashland
Mel Ashland, CPA, PFS
Partner
Ashland Partners & Company LLP
Jacksonville, Oregon
October 26, 2011